Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND YEAR END OF FISCAL YEAR 2018

Expecting Continued Revenue and Earnings Growth in the First Quarter
Spokane Valley, WA— August 7, 2018 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended June 30, 2018.
For the fourth quarter of fiscal year 2018, Key Tronic reported total revenue of $117.0 million, up 8% from 108.3 million in the prior quarter and compared to $118.5 million in the same period of fiscal year 2017. For fiscal year 2018, total revenue was $446.3 million, compared to $467.8 million in fiscal year 2017.
For the fourth quarter of fiscal year 2018, the Company had net income of approximately $1.3 million or $0.12 per share, compared to net income of $1.3 million or $0.12 per share for the same period of fiscal year 2017. For fiscal year 2018, net income was $2.1 million or $0.19 per share, compared to net income of $5.6 million or $0.51 per share for the same period of fiscal year 2017.
For the fourth quarter of fiscal year 2018, gross margin was 8.0% and operating margin was 1.8%, compared to 8.3% and 2.0%, respectively, in the same period of fiscal 2017.
“For the fourth quarter of fiscal 2018, we saw increasing demand from a number of our longstanding customers and most of our new programs, including Skybell Technologies, continued to ramp.” said Craig Gates, President and Chief Executive Officer. “We also continued to win significant new business from EMS competitors and from existing customers, including new programs involving medical devices, distribution services and electronic signage. At the same time, our productivity continued to be adversely impacted by industry wide shortages in key components, resulting in delays in delivery and increased costs.”
“While 2018 was a challenging year, we replaced the revenue shortfall caused by a large former customer, significantly diversified our customer base, reduced our debt by $8.0 million for the year and returned to strong sequential growth in the fourth quarter. Moving into the first quarter of fiscal year 2019, although we continue to face industry supply chain issues and increased uncertainty around the tariff situation, we expect significant growth in revenue and earnings. In preparation, we continue to invest in new equipment and processes to be more productive in our Mexico facilities, and we’re expanding and enhancing our profitable US facilities. We’re optimistic about our opportunities for growth in fiscal 2019 and beyond.”
Business Outlook
For the first quarter of fiscal year 2019, the Company expects to report revenue in the range of $118 million to $122 million, and earnings in the range of $0.12 to $0.17 per diluted share. These expected results assume an effective tax rate of 20% in the quarter.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-220-8474 or +1-323-794-2591 (Access Code: 2593859). A replay will be available by calling 888-203-1112 or +1-719-457-0820 (Access Code: 2593859).

About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during periods of fiscal year 2019, effects of recent tax reform measures, business from new customers and programs, and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of tax reform and related activities and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net sales	$117,028	$118,544	$446,322	$467,797
Cost of sales	107,659	108,704	412,153	429,497
Gross profit	9,369	9,840	34,169	38,300
Research, development and engineering expenses	1,621	1,637	6,186	6,393
Selling, general and administrative expenses	5,693	5,845	22,334	22,363
Total operating expenses	7,314	7,482	28,520	28,756
Operating income	2,055	2,358	5,649	9,544
Interest expense, net	690	581	2,556	2,288
Income before income taxes	1,365	1,777	3,093	7,256
Income tax provision	107	441	983	1,639
Net income	$1,258	$1,336	$2,110	$5,617
Net income per share — Basic	$0.12	$0.12	$0.20	$0.52
Weighted average shares outstanding — Basic	10,760	10,760	10,760	10,756
Net income per share — Diluted	$0.12	$0.12	$0.19	$0.51
Weighted average shares outstanding — Diluted	10,855	10,856	10,858	10,917

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2018	July 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$343	$373
Trade receivables, net of allowance for doubtful accounts of $0 and $84	64,646	65,193
Inventories, net	119,660	101,590
Other	14,206	11,037
Total current assets	198,855	178,193
Property, plant and equipment, net	27,548	30,496
Other assets:
Deferred income tax asset	6,782	6,981
Goodwill	9,957	9,957
Other intangible assets, net	3,726	4,800
Other	2,895	2,413
Total other assets	23,360	24,151
Total assets	$249,763	$232,840
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,998	$53,078
Accrued compensation and vacation	8,105	10,005
Current portion of debt, net	5,841	5,841
Other	8,769	8,829
Total current liabilities	98,713	77,753
Long-term liabilities:
Term loans	12,932	18,773
Revolving loan	16,222	18,335
Other long-term obligations	380	1,412
Total long-term liabilities	29,534	38,520
Total liabilities	128,247	116,273
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,760 and 10,760 shares, respectively	46,244	45,797
Retained earnings	76,241	73,545
Accumulated other comprehensive loss	(969)	(2,775)
Total shareholders’ equity	121,516	116,567
Total liabilities and shareholders’ equity	$249,763	$232,840

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